Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members of Techworld Hotel Associates, LLC

We consent to the use of our report dated March 28, 2005, with respect to the balance sheets of Techworld Hotel Associates, LLC as of December 31, 2004 and January 2, 2004, and the related statements of operations, members’ capital and cash flows for each of the years in the two-year period ended December 31, 2004, included in the current report on Form 8-K of Sunstone Hotel Investors, Inc., dated October 26, 2005.

/s/ KPMG LLP

McLean, Virginia

October 26, 2005